Exhibit 4.14

AMENDMENT TO

DEVELOPMENT AND SUPPLY AGREEMENT

BETWEEN HOSPIRA WORLDWIDE, INC.

and

THERATECHNOLOGIES INC.

This Amendment to the Development and Supply Agreement (“Amendment”) is made and effective as of October 17, 2013 (“Amendment Effective Date”), by and between Hospira Worldwide, Inc., (“Hospira”), and Theratechnologies Inc., (“Theratechnologies”) each herein referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms used in this Amendment that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement (as defined herein). References to numbered sections and exhibits cited herein refer to specific sections of, and exhibits to the Agreement, as amended.

RECITALS

WHEREAS, Hospira and Theratechnologies are Parties to that certain Development and Supply Agreement with an effective date of the 26th day of March, 2009 (“Agreement”); and

WHEREAS, the Parties now desire to amend the Agreement under the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that the Agreement is amended as follows:

1)	Section 4.5. The following sentence is added to the end of existing Section 4.5:

“For the avoidance of doubt, Hospira’s option to increase the Product price shall be effective for Product deliveries up to and including January 1, 2015 and until the expiry of this Agreement.”

2)	Section 9.1. Section 9.1 is hereby amended by replacing the text in its entirety with the following provisions:

“9.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated as provided below, shall expire automatically on March 25, 2015. The Parties may, but shall not be obligated to, extend the term of the Agreement for such periods of time and upon other terms and conditions as they shall mutually agree.”

3)	Section 9.5. Section 9.5(a) is hereby deleted in its entirety and existing Section 9.5(b) is re-designated simply as Section 9.5.

4)

Except as expressly amended herein, all other terms and conditions of the Agreement shall remain in full force and effect, and enforceable in accordance with its terms. The terms and conditions of this Amendment are hereby incorporated into and made a part of the Agreement.

5)

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. The Parties may sign and deliver this Amendment by facsimile or sent by electronic mail in portable document format (PDF) and a reproduction of this Amendment made by facsimile or PDF will have the same effect as a signed and delivered original version.

IN WITNESS WHEREOF, the Parties have each caused their duly authorized representatives to execute this Amendment by signing below as of the above-referenced Amendment Effective Date.

By:	(signed) Kevin Orfan	By:	(signed) Luc Tanguay
	(Signature)		(Signature)

Name: Kevin Orfan		Name: Luc Tanguay

Title: Director, Business Development One 2 One Global Contract Manufacturing Services		Title: President and Chief Executive Officer

		By:	(signed) Pierre Perazzelli
(Signature)

Name: Pierre Perazzelli

Title: Vice President, Pharmaceutical Development

Hospira Worldwide, Inc. /Theratechnologies DSA Amendment	Page 2 of 2